SITE LEASE AGREEMENT

This Site Lease Agreement ("Lease") is made this 22nd day of July, 2008, by and between the Charlotte County, a political subdivision of the State of Florida, whose address is 18500 Murdock Circle. Suite #2, Port Charlotte, Florida 33948 ("LESSOR") and North American Natural Resources-Southeast, L.L.C., a Michigan limited liability company, whose address is 4121 Okemos Road, Suite 17, Okemos, Michigan, 48864 ("LESSEE") (collectively "parties").

WITNESSETH

The parties agree as follows:

1. **LAND:** The LESSOR hereby leases to the LESSEE the real property in Charlotte County, Florida, described as Zemel Road Landfill tract and will be utilized as a facility used to convert landfill gas into electricity as described in Contract No. 2008000121. The property location is as shown on Exhibit "1" to this Lease and more particularly described in Exhibit "2".

2. **TERM:** This Lease shall be effective as of the date on which it has been signed by both the Parties and shall remain in effect for an initial term equal to the duration of Contract No. 2008000121 – Landfill Gas Purchase Agreement ("Purchase Agreement"), plus six (6) months from the date of termination of the Landfill Gas Purchase Agreement to allow LESSEE time to remove equipment. Upon the expiration of six (6) months after the termination of the Purchase Agreement by reason of expiration of its stated term or for any other reason, this Lease shall immediately, and without notice or any other action, automatically terminate and be of no further force or effect.

3. **RENT:** LESSEE shall pay to the LESSOR at its principal place of business, for and during the term of this Lease the total sum of One Hundred Dollars ($100.00) per year payable on or before January 1 of each year, for the entire term.

4. **USE OF LAND:** The LESSEE will use the leased property to construct the facility described in Paragraph 6.2 of the Purchase Agreement.

5. **CONSTRUCTION PROVISION:** LESSEE shall be permitted to install and maintain on the Leased Premises (at LESSEE's sole cost and expense) any and all necessary buildings, fixtures, and equipment (collectively "Improvements") only for the uses permitted under Paragraph 8. In addition, LESSOR grants to LESSEE a license over LESSOR's property for the term of this Lease for LESSEE to construct, operate, and maintain, at LESSEE's sole cost and expense and in full compliance with all applicable laws, regulations, permitting requirements, and standards: (1) a power line for the distribution of electrical energy to an energy purchaser or a pipeline for the transmission and sale of Landfill Gas/Steam to a third party gas purchaser; (2) one or more telephone lines; (3) a water supply well; and (4) a sewer system.

6. **OWNERSHIP OF BUILDING AND STRUCTURES:** It is understood by and between the parties that the building and structures, but not the generation and electric equipment, become the property of LESSOR at the end of the Lease term.

7. **ALTERATIONS AND IMPROVEMENTS:** Subject to LESSOR's prior written consent, which consent shall not be unreasonably withheld, LESSEE may, at its option and at its own cost and expense, at any time and from time to time, make such alterations, changes, replacements, and additions in and to the Leased Premises, and the Improvements located thereon, as LESSEE may deem desirable for the purposes contemplated by the Landfill Gas Purchase Agreement. LESSEE will not permit the Leased Premises to become subject to any lien on account of labor or material furnished to LESSEE or its agents in connection with work of any character performed or claimed to have been performed on the Leased Premises by or at the direction of LESSEE, provided, however, that LESSEE shall have the right and the obligation to contest in good faith and with reasonable diligence the validity of such lien or claimed lien should one have been filed improperly in LESSEE's judgment. Any alterations or improvements shall be made only after proper permits (such as but not limited too: building permits, air permits, fire permit, solid waste permits) have been obtained by LESSEE, at LESSEE's expense.

8. **WARRANTY TO SUBTITLE AND QUIET POSSESSION:** LESSEE covenants that LESSOR is seized of the demised land in fee simple and has full right to make this Lease and that the LESSEE shall have quiet peaceful possession of the demised land during the term thereof.

9. **UTILITIES:** LESSEE shall fully and promptly pay for all water, gas, heat, light, power, telephone service and other public utilities of every kind furnished to the premises throughout the term hereof and all other costs and expenses of every kind whatsoever of or in connection with the use, operation and maintenance of the premises and all activities conducted thereon.

10. **TAXES:** LESSEE shall pay for any local, state or federal taxes including but not limited to County property taxes and service fees (ad valorem and non-ad valorem) incurred by LESSOR on the subject property as a result of the use of the property by the Lessee in accordance with the provisions of the lease.

11. **WASTE AND NUISANCE PROHIBITED:** LESSEE shall not commit waste on the land demised herein, nor maintain, commit, or permit the maintenance of a nuisance thereon, or shall use such premises for unlawful purposes. LESSEE shall conform to all applicable laws and ordinances including any rules and regulations now existing or hereinafter adopted by the LESSOR respecting the use or occupancy of the demised premises.

12. **CONSTRUCTION LIEN LAW (Florida Statute Chapter 713):** When completed, the improvements on the premises shall be free from all construction liens. In this regard, LESSEE shall also comply with all the applicable laws, Statutes, rules and regulations pertaining to the construction of buildings on public property and shall approve and sign all appropriate permits needed for the construction of the improvements from the appropriate governmental agency or agencies.

13. **DEFAULT:**

a. LESSEE's Default. If the rent payments set forth in this Lease shall remain unpaid for a period of thirty (30) days after they become due, or if LESSEE shall

be in default with respect to any of its covenants in this Lease, or if LESSEE does not have a facility utilizing Landfill Gas in place and operational within 18 months after the effective date of this Lease, then LESSOR may notify LESSEE in writing, giving a reasonably detailed description of the default. LESSOR may declare this Lease terminated and shall be relieved from further performance of any obligations hereunder if LESSEE fails to cure, or commence the cure of, any default within the forty-five (45) day period immediately following receipt of LESSOR's notice of default and, after said period, fails to diligently pursue the cure to completion. Nothing contained in this Section 13 shall limit or affect LESSOR's remedies for any default by LESSEE under applicable law, including common law.

b. LESSEE's Cure. If LESSEE fails to cure or commence the cure of said default within forty-five (45) days following receipt of LESSOR's notice of default, LESSOR may at its election, in addition to its rights under Section 13(a) above, and not in lieu thereof, cure such default and add the cost of effecting such cure to rent accruing hereunder or to payments owed for Landfill Gas purchased pursuant to the Landfill Gas Purchase Agreement.

c. LESSOR's Default. If LESSOR is in default with respect to any of its covenants herein contained, LESSEE may notify LESSOR in writing, giving a reasonably detailed description of the default. LESSEE may declare this Lease terminated and shall be relieved from further performance of any obligations hereunder if LESSOR fails to cure, or commence the cure of, any default within the forty-five (45) day period immediately following receipt of LESSEE's notice of default and, after said period, fails to diligently pursue the cure to completion. Nothing contained in this Section 13 shall limit or affect LESSEE's remedies for any default by LESSOR under applicable law, including common law.

d. LESSOR's Cure. If LESSOR fails to cure or commence the cure of said default within forty-five (45) days following receipt of LESSEE's notice of default, LESSEE may at its election, in addition to its rights under Subsection 13(c) above, and not in lieu thereof, cure such default and charge as a credit the cost of effecting such cure to rentals accruing hereunder or to payments owed for Landfill Gas purchased pursuant to the Landfill Gas Purchase Agreement.

e. No Waiver. In the event either party waives a default by the other party, such waiver shall not be construed or deemed to be a continuing waiver of any subsequent breach or default on the part of either party.

14. **INSURANCE:**

a. Worker's Compensation Insurance, covering liability under applicable Worker's Compensation law, at the statutory coverage levels, including employer's liability insurance in required minimum amounts; and

b. Comprehensive General Liability and property damage insurance having a combined single limit of not less than $5,000,000 for death or injury to any person(s) or for property damage as a result of or in connection with North American's operation of its facilities required for the performance of its obligations hereunder.

c. Business Auto Policy having a minimum limit of $1,000,000 Per Occurrence

Combined Single Limit for Bodily Injury Liability and Property Damage Liability. This shall include owned vehicles, hired and non-owned vehicles and employee non-ownership.

15. .**ENVIRONMENTAL ISSUES:**

(a) Lessor represents and warrants to Lessee that (i) at all times, the Leased Premises have been operated in compliance with all applicable laws; (ii) no Hazardous Substances are present at, in, on, under, or emanating from, the Leased Premises in a quantity or at a concentration that would give rise to a liability or obligation under any applicable law; and (iii) Lessor shall be solely responsible for investigating and remediating any release of Hazardous Substances at the Leased Premises or landfill which occurred prior to the date of this Lease and any future release of Hazardous Substances at the Leased Premises or landfill which is not caused by Lessee or its agents. Lessor shall indemnify, defend and hold harmless Lessee from and against any and all damages, claims and liabilities arising out of the breach of the representations and warranties set forth in this section by Lessor.

(b) Lessee agrees that, during the Term of this Lease, it shall not use, generate, release, store or dispose of any Hazardous Substances at the Leased Premises except for the use and storage of motor oil and anti-freeze related to the operation and maintenance of the engine generator sets. Lessee further agrees to comply with all applicable laws, including environmental protection laws, relating to its use or operation of its engine generator sets and other Improvements. In so doing, Lessee shall promptly remediate any release of Hazardous Substances it causes at the Leased Premises in excess of applicable cleanup criteria and shall close the Leased Premises as a site of environmental contamination to a closure criteria which is consistent with the use of the Leased Premises as a landfill. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all damages, claims and liabilities arising out of the breach of the representations and warranties set forth in this section by Lessee.

(c) "Hazardous Substances" shall mean (i) any hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, (ii) any hazardous waste or hazardous substance as those terms are now or hereafter defined under Applicable Law, (iii) petroleum products, including, without limitation, crude oil, gasoline, or any fraction thereof, (iv) "toxic chemicals," "hazardous chemicals," or "extremely hazardous substances," under either the Emergency Planning and Community Right to Know Act of 1986 or OSHA, and (v) any "pollutant" within the meaning of the Federal Clean Water Act and the regulations promulgated thereunder

16. **ABANDONMENT:** If at any time during the term of this Lease LESSEE abandons the premises or any part thereof, LESSOR may at his option obtain possession of the premises or the abandoned part thereof in the manner provided by law, and without becoming liable to LESSEE for damages or for any payment of any kind whatever. If LESSOR'S right of re-entry is exercised following abandonment of the premises by LESSEE, then LESSOR may consider any personal property belonging to LESSEE and left on the premises to also have been abandoned, in which

case LESSOR may dispose of all such personal property in any manner LESSOR shall deemed proper and is hereby relieved of all liability for doing so.

17. **DAMAGE TO PREMISES:** If the premises, or any part thereof, shall be partially damaged by fire or other casualty, the premises shall be promptly repaired by LESSEE, at its sole cost and expense. In the event LESSEE fails to initiate rebuild or repair the damage within 90 days from the date of the casualty or fails to complete the same within twelve (12) months following the casualty, the LESSOR shall have the option of declaring a default under the terms of this Lease and LESSEE shall deliver to LESSOR possession of the property.

18. **SUBLETTING AND ASSIGNMENT:** LESSEE shall not assign this Lease or any interest therein and shall not sublet said premises or any part thereof or any right or privilege appurtenant thereto or suffer any other person to occupy or use the same premises or any portion thereof without the written consent of the LESSOR having first been obtained. Consent to one assignment, subletting, occupation or use by any other persons shall not be deemed to be consent to any subsequent assignment, subletting, occupation or use by any other person. Any such assignment or subletting without such consent shall be void and shall, at the option of the LESSOR, terminate this Lease. This Lease shall not in whole nor any interest therein be assignable as to the interest of the LESSEE by operation of law without the written consent of the LESSOR.

19. **COMPLIANCE WITH LAWS:** LESSEE shall at its sole cost and expense comply with all rules, regulations, laws and other requirements of all municipal, state and federal authority now in force or which may hereinafter be in force, pertaining to said premises and shall faithfully observe in the use of the premises, all of the municipal and county ordinances and state and federal statutes now in force or which may hereinafter be enacted.

20. **MAINTENANCE AND UPKEEP:** LESSEE shall, at his sole cost, keep and maintain the said premises and appurtenances and every part thereof in good condition and repair. By entry hereunder, LESSEE accepts and agrees on the last day of the term or extended term of this Lease to surrender unto the LESSOR all and singular said premises with said appurtenances in the same condition as when received, together with any improvements thereon, reasonable use and wear, damages by Act of God or by the elements excepted, and to remove all of the LESSEE'S signs from said premises.

21. **INDEMNIFICATION:** Each party shall defend, indemnify and hold the other party, its directors, officers, trustees, partners, shareholders, employees, agents, representatives, co-venturers, contractors, and servants, harmless from and against any negligent or tortious acts or omission and all claims, penalties, demands, actions, proceedings, liabilities or losses of whatsoever nature, including reasonable attorneys' fees, for injury or death to person(s) or for damage or loss to or of property to the extent arising out of or caused by: (i) a breach of this Agreement by the indemnifying party; or (ii) the indemnifying party's intentional misconduct or negligent actions or omissions; or (iii) a breach of a statutory or regulatory obligation by the indemnifying party. In no event shall either party be liable to the other for loss of anticipated profits or consequential, special, or punitive damages. Nothing contained herein shall constitute a waiver of sovereign immunity protections under section 768.28 Florida Statutes; provided however, the rights and remedies between each of the parties under this subsection shall be mutual.

22. **PROHIBITION OF INVOLUNTARY ASSIGNMENT:** Neither this Lease nor the leasehold estate of LESSEE nor any interest of the LESSEE hereunder in the demised premises or in the building or improvements thereon shall be subject to involuntary assignment, transfer, or sale, or to assignment, transfer or sale by operation of law, in any manner whatsoever. Any such attempt at involuntary assignment, transfer, or sale shall be void and of no effect.

23. . **FORCE MAJEURE:** Notwithstanding any other rights or obligations set forth herein, Force Majeure shall apply and excuse performance, other than the obligation to pay money, if any party is prevented from or delayed in performing its duties under this Agreement, in whole or in part, by circumstances beyond its control, whether or not foreseeable, including, without limitation, fires, typhoons, hurricanes, severe weather, floods, volcanic eruption, pandemics, quarantines, war, civil disturbances, acts of terrorism, labor disputes, acts of God, or significant threats of such circumstances, or any future laws, rules, regulations, orders, or acts of any local, state, federal, or provincial government ("Force Majeure"). In the event of Force Majeure, then the affected party shall be excused from performance hereunder during the period of such disability, provided that the party claiming Force Majeure promptly notifies the other party of the existence of the Force Majeure event, and undertakes reasonable and practicable measures to mitigate the delay, or effects thereof, occasioned by the Force Majeure event. Force Majeure shall not include (i) increases in the costs associated with the construction or operation of either party's facilities, (ii) change in market conditions which make uneconomic the operation of either party's facilities or the purchase and sale of Landfill Gas in accordance with the terms of this Agreement, or (iii) loss, reduction, or elimination of tax credits. The party claiming Force Majeure shall promptly notify the other party when the Force Majeure condition has terminated.

24. **TIME:** Time is of the essence regarding the terms and obligations contained within this Lease.

25. **WAIVER OF EXEMPTION:** Any constitutional or statutory exemption of the LESSEE of any property usually kept on the Leased premises, from distress or forced sale is waived.

26. **NO WAIVER:** The waiver by LESSOR of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition, or any subsequent breach of the same, or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by LESSOR shall not be deemed to be a waiver of any proceeding breach by LESSEE of any term, covenant, or condition of this Lease, other than the failure of LESSEE to pay the particular rental so accepted, regardless of LESSOR'S knowledge of such preceding breach at the time of acceptance of rent.

27. **ADDRESSES:** Any notice, request, demand, statement and/or payment provided for herein shall be in writing and, except as otherwise provided herein, shall be sent to the Parties hereto at the following addresses:

North American:		COUNTY:	
	North American Natural Resources, Southeast, L.L.C.		Purchasing Department
Name:	Attention: Robert C. Evans	Name:	Director of Purchasing
Address:	4121 Okemos Road - Suite 17 Okemos, Michigan 48864	Address:	18500 Murdock Circle, Ste. 344 Port Charlotte, FL 33948
		Copy to	Environmental and Extension Services Department 25550 Harbor View Road, Suite #2 Port Charlotte, FL 33980

28. **LESSEE'S SIGNS:** LESSEE shall not place, or cause to be placed, any sign or signs on said premises unless otherwise agreed to in writing by LESSOR. All signs are subject to approval of LESSOR. LESSOR'S approval of a sign shall not be unreasonable. All signs shall be in conformity with the local custom and shall be in good taste, and shall not conflict with the architecture of the building.

29. **SUBORDINATION OF LEASE:** This Lease and LESSEE'S interest hereunder are and shall be subordinate to any liens or encumbrances now or hereafter placed on the premises by LESSOR, all advances made under any such liens or encumbrances, and any or all renewals or extensions of such liens or encumbrances.

30. **BINDING AFFECT:** The covenants and conditions herein contained shall apply to and bind the heirs, legal representatives, and assigns of the parties hereto, and all covenants are to be construed as conditions of this Lease.

31. **COSTS IN EVENT OF DEFAULT:** In the event of default, the non-defaulting party shall be entitled to recover from the defaulting party all costs, including reasonable attorney fee, incurred because of such default.

32. **RADON GAS:** Florida law requires that the following notice be given: "Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to people who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit."

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused the execution of these premises as of the date and year first above written.

North American Natural Resources-Southeast, L.L.C.

WITNESSES:

Signed By: [signature]

Print Name: TIMOTHY J LAWSON

Date: 7-28-08

Signed By: Bette Marvin

Print Name: Bette Marvin

Date: 7-28-08

By: [signature]
Robert C. Evans, Member-Manager

Date: 7.28.08

BOARD OF COUNTY COMMISSIONERS
OF CHARLOTTE COUNTY, FLORIDA

By: [signature]
Thomas C. D'Aprile, Chairman

Date: July 22, 2008

ATTEST:
Barbara T. Scott, Clerk of Circuit Court and Ex-officio Clerk to the Board of County Commissioners

By: [signature]
Deputy Clerk

APPROVED AS TO FORM
AND LEGAL SUFFICIENCY

By: [signature]
Janette S. Knowlton, County Attorney
LR 08-295 KCH

Exhibit List
Exhibit 1 – Aerial Photograph dated November 24, 2006
Exhibit 2 – Landfill Gas Purchase Agreement - Renewable Energy Facility Location



EXHIBIT 1

SCS ENGINEERS

CHARLOTTE COUNTY
DEPARTMENT OF
ENVIRONMENTAL SERVICES

AERIAL PHOTOGRAPH
(PHOTO DATE: NOVEMBER 24, 2006)

ZEMEL ROAD LANDFILL
REMAINING AIRSPACE AND
SITELIFE CALCULATION

Landfill Gas Purchase Agreement
Renewable Energy Facility Location

Zemel Road landfill
Section 25, Township 42 South, Range 23 East
Charlotte County, Florida

A parcel consisting approximately 220 X 220 feet at the northern end of the Zemel Waste Storage and Processing facility and West of the Leachate Plant.

EXHIBIT 2